CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Fenimore Asset Management Trust relating to the financial statements and financial highlights of the FAM Value Fund, FAM Dividend Focus Fund, and FAM Small Cap Fund, each a series of shares of beneficial interest in Fenimore Asset Management Trust. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2024